Exhibit 99.1

SenesTech, Inc.
Third Quarter Fiscal Year 2018 Financial Results Conference Call
Monday, November 12, 2018, 5:00 PM Eastern

CORPORATE PARTICIPANTS Loretta Mayer - Chairman, Chief Executive Officer, Co-Founder Tom Chesterman - Chief Financial Officer Robert Blum - Lytham Partners

PRESENTATION

Operator

Good day and welcome to the SenesTech, Inc. Reports Third Quarter Fiscal Year 2018 Financial Results Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0." After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press "*" then "1" on your touchtone phone, to withdraw your question, please press "*" then "2." Please note this event is being recorded.

I would now like to turn the conference over to Robert Blum with Lytham Partners. Please go ahead.

Robert Blum

Thank you so much Brandon and thank all of you for joining us today to discuss SenesTech's financial results for the period ended September 30, 2018. With us on the call representing the company today are Dr. Loretta Mayer, Chair, Chief Executive Officer and Co-Founder of SenesTech, and Tom Chesterman, company’s Chief Financial Officer.

At the conclusion of today's prepared remarks, we will open the call for a question and answer session. Please note that listeners, both on the live portion of the call as well as webcast, will be able to ask questions. If you are on the webcast, you can type your question into the question box and press submit. We will take as many questions as time will permit for. If you are dialed-in, you will ask questions by pressing the *1" button, as usual.

Before beginning with prepared remarks, we submit for the record the following statements. Statements made by the management team of SenesTech during the course of this conference call may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements describe future expectations, plans, results, or strategies, and are generally preceded by words such as, may, future, plan or planned, will or should, expected, anticipates, draft, eventually, or projected.

Listeners are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risk that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's filings with the Securities and Exchange Commission.

All forward-looking statements contained during this conference call speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. The company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

With that said, let me turn the call over to Tom Chesterman, Chief Financial Officer, SenesTech. Tom, please proceed.

Tom Chesterman

Thank you, Robert, and thank you to all of you participating in today’s call. All of us at SenesTech appreciate your ongoing interest in the company. We issued our press release on our third quarter 2018 financial results earlier.

I would also mention that we had a virtual Investor conference call on November the 1st when we talked in about sales and the sales process. If you need either a copy of the press release or a replay of the conference, I will need to direct you to our website. I won’t try to cover all of the same ground as the call or the press release, but I would like to provide some comments on the quarter’s results.

As you saw in today’s press release, revenue for the quarter was $105,000, more than six times compared to last year’s third quarter and virtually tripled on sequential basis, what we generated in the second quarter of this year.

As we mentioned in the press release, we view this past quarter as an inflection point of sorts, from our standpoint it is tangible evidence of the successful initial deployment of ContraPest into key markets and that it acts as a springboard for the future adoption growth of ContraPest.

During the quarter, we continued to expand our distribution channel, adding Geotech Supply Company and Agri-Turf Distributing of California. These distribution partners will strengthen our presence in California, which is certainly a key market. We also signed a distribution agreement with Forshaw, a distributor with excellent market presence in the major East Coast markets.

Going forward, revenue generation will be positively impacted by the removal of Restricted Use Only qualifier from the label on our ContraPest product by the U.S. Environmental Protection Agency, which occurred subsequent to the end of the quarter in October.

This is important to overall market acceptance and growth as the RUP label required applicators with specific additional training and special licensing, in other words additional cost to pest management professionals to apply and manage the use of the product. With the removal of the RUP requirement, the market for ContraPest can be substantially broadened. We are now petitioning in the various state markets to recognize this EPA action.

Going forward, we will also benefit by offering a new bait delivery system, which was also launched in October that will seamlessly fit into the existing Bell Labs PROTECTA EVO Express system. The Bell Labs box has a large established customer base throughout the U.S, and again, we’ll make deployment easier and more cost effective for pest management professionals. The launch of the new bait delivery system is an important tactical milestone in a broader-based growth of our customer market in the coming years.

Costs of sales for the quarter were comparatively high at $114,000 compared to revenue of $105,000. There are a couple of offsetting factors that deserve some explanation here. On the one hand, we have continued to improve our manufacturing process, increasing our bait size, streamlining the quality control process et cetera.

This has the effect of dramatically improving our cost of goods sold, but most of this benefit will be captured in future quarters. Offsetting this in this quarter’s results is that we have had unusually high scrap of ultimately unsalable product. This is perhaps an understandable result of scale-up and process improvement and is likely to…unlikely to recur.

Gross profit has also been reduced by some of the customer acquisition cost that we have incurred. This past quarter, we’ve had a couple of promotion products to incent the adoption of ContraPest by new customers.

We have been diligent in our control of operating expenses as we continue to shift our resources from R&D to commercialization efforts with the goal of keeping stable overall expenses. Overall, we had an adjusted EBITDA loss of $2 million compared to $1.9 million in the year ago quarter.

As most of you know, we recently completed a rights offering that yielded net proceeds to the company of approximately $5 million…$5.1 million, putting us in a strong operating position for the next year. We are pleased that many of our shareholders participated in the offering to maintain their percentage holding in the company and to benefit from the opportunity as we continue to execute on our strategic business plan.

We completed the quarter with $7.2 million in cash and equivalents and minimal long-term debt of approximately $296,000.

With that, let me turn the call over to Dr. Loretta Mayer, our Chairman and Chief Executive Officer for some further comments. Loretta…

Loretta Mayer

Thank you, Tom. I really appreciate it. And before I begin with my comments, I would ask all of those on the phone to take a moment and think about all the people and animals that have been displaced in the State of California with these treacherous fires. We’re working as closely in California as we are many of these people, our friends.

So, let me move into some of the…add some more color to these numbers. In our virtual conference call, we covered a lot of ground. I think the most important piece in that call is seeing how the company’s overall profile is beginning to sag not only not only in the pest management industry, but in the industry of safety, food safety and many of our verticals.

And so, we’ve used our website and I would encourage all of you to go to senestech.com and take a look at that website. And I think you’ll see how different it is from the way it used to be. For the first part of that website, it allows us to dig into where we’re going in our markets.

On our home page you can actually see how our product is used and how it’s placed, how it integrates into a pest management program, we’ve added videos. These are things we’ve learned from our customers’ videos. How do you actually put it out, how do you screw [indiscernible] on to the trays [ph], what does it look like.

But I think the most important thing our marketing team has done is on every single page there is a call to action. If you want to know more about the product, you can just tap, touch more, learn more. But at the top and bottom of every sheet, I think the most important call to action is order now. And because our product goes out to pest management professionals through distributors, we are beginning to work closer and closer with our distributors.

So, when you hit order now, you will go directly to our product page with that distributor. And if you’re looking for a pest management professional, you can hit that button, find a PMP. So, what we’re doing here is we’re capturing the interest of people online without having multiple hundred calls and emails to info@senestech.com.

I think another aspect of this month is that it is really pivotal because of solid growth. And what I mean by that is we are receiving orders, more and more orders, but when you dig into this, we are now starting to see re-orders. And anyone who has ever been in sales knows it’s not the first order, it’s the second order that will ensure your stable growth and that’s what SenesTech is, yes.

We have an innovative new product. We have something that adds to any PMP’s protocol. We relieve the ease of legality [ph] for people who are working around schools or are animal welfare groups, but we move solid and slowly into our markets. And our experience with our customers and these sales provide this incredibly solid foundation for our future.

What do I mean by that? What I mean is when we all began this process; we did not have a roadmap that was experience-based. Our timing was not evidence-based. Let me give you some idea of that. One of the major things that we accomplished in this quarter was the removal of the Restricted Use Product from our label. The EPA removed that.

So, what that means is that our product is being used. We have enough experience. There have been no major problems with it. Clearly it does not require the particular in-depth use of paper work and licensing. And so, with that removed, it allows many other people to use the product. Some who won’t use it because they have a policy against using RUP products and others because they have internal people who will be putting out their products that are licensed, but not RUP certified.

So, once that occur, now in timing you would say, boom, okay, that occurs. When it happens, all the labels have to change and all of the manufacturing lines, all of the materials, our website. They have to change to lift the RUP restriction. And the RUP restriction is approved, the label is approved in every state, but the actual RUP lifting is also approved in every state. This is going very rapidly for us. We are looking at a total of two weeks to six weeks to completion from the time we put it out. Does it mean we can take pre-orders for the product and that is what we’re doing?

I would like to talk a little bit about some of those market segments and the demands for certain features and benefits of our product. We have segmented now based on the data we have collected, the product we’ve sold, the experience we’ve had, the major markets ranking them as to must-have, would be good to have, would be nice to have and ordering our resources into those markets.

So, let’s take a look at a couple, and I know many people tend to ask me about those gains. We don’t mention specific customers because many of them are going to put out their own press on this and they are driving it. We’re happy to quote their press. And some of them want to be a leader in their particular market segment, municipalities. We have talked about New York City, Chicago, Washington DC and we continue to make in-roads and make those second sales.

The one that we mentioned in Washington DC, I can tell you the budget has been approved, that’s public knowledge. Line item for pest management is in the budget. The use of ContraPest is also in that budget and that purchase order has been approved. And now the bidding between the distributors will be ongoing.

So, you can see that it would be naïve to say on the day the budget was approved we will ship the next day. What we’re doing here now with all of this experience is we’re able to accurately predict when that product will be deployed and we integrate with our manufacturing teams for just in time manufacture.

Also we have had further neighborhood expansions with other municipalities that is continuing to grow. California of course is probably the most spectacular because they have groups such as Poison Free Malibu, 16 County, who do not want to use lethal.

The other piece in these market segments is working very closely with strategic pest managers. I want to take just a moment to spotlight Pestmaster. I’ve been working side by side with their CEO, Jeff Van Diepen. And we are combining our strengths. Pestmaster has a GSA contracting expertise and ability.

So, when you combine that with our early work with the U.S. Army and the Island of Oahu and then we are working with another very large armed forces location, Jeff and I together can then go to the armed forces Integrated Pest Management Board as a team, this is where that partnership is quite useful. He has already integrated the ContraPest into his GSA. We have ContraPest experience. Together we can go and expand our market into the military and government contracts.

We continue to build on the future of our non-lethal approach. And this is probably spotlighted the most in our market segment which includes zoos, animal research facilities and animal sanctuaries. As of this past week, we are now working with the total of nine zoos, four research facilities…I’m sorry, four sanctuaries and two research facilities.

What this does is this allows our technical team who are deploying out there, and they probably should get hazard pay because putting a ContraPest box out in a Pen where there is a black bear is a little off-putting, but these people are extremely dedicated. And so, as they do that, zoos have an association. And within that association, they can share their experiences and expand the market through these deployments and this is what we’re seeing. That’s exactly the same for animal research facilities.

Food safety…food security, that is a growing customer demand in this industry and there are many people who want to solve their rodent problem, adding fertility control indeed provides a sustainable knockdown with no rebound, but they have certain locations with zero tolerance.

And what that means is that at the ice cream cone factory, they would very much like to have ContraPest around the perimeter of their building where they knockdown those pests but inside that facility where the ice cream cones are made and packaged, they need a lethal approach. They don’t want poison; there are alternatives, snap traps, et cetera.

And I want to thank our investors who care so much about this company to put me in touch with a global company that is top of the line with this type of lethal approach that is non-poisonous. So again, it’s coming into play with the partners that are emerging from these enormous meetings such as the NPMA.

As we keep moving forward building in those market segments, we have a parallel strategy of continuing to approve our regulatory position. Obviously the RUP removal, designation was very large, the EPA approving our new delivery system for the EVO Express. Back a while; we reduced our toxic exposure from a category 3 to a category 1. We’ll be looking to move that to the category that includes water.

And in the progression as people begin to use this, talk about it, go to our website, they’re starting to embrace the concept, yes; this is an alternative that we should be looking at. We are also working with the addition of mice to our label. We have the data set, formulation change to a non-liquid delivery and full outdoor use to accommodate our island ecologies where we need to drop that product by a helicopter.

While these financial results reflect our penetration into the pest management professional community, I would like to suggest that more relevant to our future growth is the increasing voice of the customer and the community. We communicate now more and more with animal welfare groups, with transit authorities, with municipalities. We are expanding in food production. And these are very large food producers that are having serious problems with sanitation and the controlling of diseases such as salmonella.

So, we’re learning. They’re coming back to us and saying, well, you know you’re right. I use lots of this product over time. When we put the product out such as in one of our major California cities, there isn’t a need to put it out in the same way you would put out a lethal product. And we lead with different boxes and controlled bait again. If you haven’t taken a look at our bait, it’s a liquid; you can see it on the website. It is primarily fat and sweet and that is not only attractive to the animals, but it also provides that speed for...

We’re currently involved with a large group, which is beginning to look at the positioning of a sustainable pest management solution in the development of lead, buildings and [indiscernible] alternatives. With those groups, it allows us to work with another market segment in structural which includes contractors and building from the ground up, and we’ll be working in Chicago this week.

I think expanding our sales effort through our corporate accounts and focusing on these directions and listening to that voice of our customer, we’re really starting to build the knowledge of ContraPest, a desire for ContraPest and our call to action is do it now. I think that it’s going to be an incredible 2019. I am also looking forward to Q4 of 2018.

And with that, Robert, I’d like to turn this over for any questions that our investors may have.

Robert Blum

Yes, Brandon, can you provide the instruction on how to queue up, please?

QUESTION AND ANSWER

Operator

Absolutely, we will now begin the question and answer session. To ask a question, you may press "*" and then "1" on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press "*" then "2." At this time, we will pause momentarily to assemble our roster.

Our first question comes from Kevin Ellich with Craig Hallum. Please go ahead

Kevin Ellich

Good afternoon. Thanks for taking my questions. Loretta, just wanted to see if you could give us an update first on how things are going in California, as well as, Hawaii since you guys, you know, had the formal launch happened during the quarter?

Loretta Mayer

Sure. In California, we are…we have a two pronged approach, we are building our distributors and you can see that on our website. Also in California, we’re starting to answer the call of several large groups, not only municipalities, but beginning taking a look at the university systems and working with some Ag where food production is an issue.

Hawaii really is a very close tied to California because in Hawaii, we now have our product stocked with our distributor. We are moving out to supply to the PMPs there have recently returned working with the University of Hawaii to provide product to a very fragile island in the Kāne'ohe Bay, Coconut island. Hawaii is leading the island ecologies. And I think the other thing about that in addition to sales from those markets, our larger sales will come from California as we predicted, there is no question about that. Some of our more island specific sales will come from Hawaii both environments are demanding something that is more sustainable. And our challenge is working with our PMPs to train them as fast as we can to put that product out. It is also opened us up to...I will tell you there is a very large partnership coming with our huge global Island Ecology Group, as they move forward using this strategy because if you have people on an island or animals on an island, you cannot continue to drop buckets of poison. And that’s what they are moving towards not doing that anymore. Does that help Kevin?

Kevin Ellich

It does, that makes a lot of sense. Thanks for that update. And then, I guess, kind of segways into you know, the revenue this quarter it was nice to see a triple or almost triple, but you know, I remember you guys had previously said that July was a record month for you somewhere in that $50,000 to $60,000 range. And the previous quarter you did $105,000, so over half came in July. Just wondering, if you could talk about the lumpiness of how sales trended in August and September?

Tom Chesterman

Yes, I think, looking at...it’s already complicated enough to do things quarter-by-quarter moving into month-by-month when you are looking at using a distribution channel like ours, you do get lumpiness no question about it. July was a record month especially because of California and filling the distribution channels there, but also from some other distribution orders. There is no question that some of that probably then led to a slack any off as they did fill the distribution channels and now they need to deplete their inventories and move forward. The other thing that is certainly there is that there was widespread expectation that the RUP label would eventually be removed. And there could have been some waiting for that’s going on, as well as, people saw that on the horizon and deciding that they much prefer that or that they much prefer the EVO. So there may have been some anticipation there too that cause a little bit of slacking off from the July trend.

Kevin Ellich

Sure. Now, that’s a good segway to this question, Tom, you know, about the restricted use label change with the EPA, our understanding is again, now that you had the federal change, you still need to get the states to change...to sign off, is that correct? Could you give us an update on how that process is going and when we will really see sales started to accelerate?

Tom Chesterman

Yes, I’ll give you the brief snapshot [ph] and then let Loretta to go into any more detail. But you’re right, the states do have to approve not only...they asked…there are two things they have to approve. One is that when you…when we remove the RUP for EPA purposes, that means a new label, a label doesn’t have the restricted on obviously. So the states have to approve that label. Then they also have the restricted product list and so then they also have to approve that is a technically a separate approval. And that process is ongoing. Now, during that process, as Loretta mentioned earlier, we can begin taking pre-orders, but we will have to wait for each of the states to give us both of those approvals before we can move forward.

Loretta, Any further comments on that?

Loretta Mayer

Tom, I think you captured it quite well it’s just a process that we have to move through. And as we get those states, we forward those states immediately to our manufacturing and shipping department, so that they can go ahead and send out those orders.

Kevin Ellich

Tom, have you gotten any states yet, and then is it safe to assume you won’t recognize the revenue until the product is actually ship?

Tom Chesterman

I’ve been busy with the quarter close, so I have not kept up with our internal spreadsheet on what is approved and what is not. I know that there has been quite a bit lot of activity on that. I will answer the second part though which is to say, yes, we bill as we ship and that says we…that’s where we recognize the revenue as well.

Kevin Ellich

Okay, but….

Loretta Mayer

So on the number of states as of this past week and we get those state numbers every Friday, we are sitting at 27 states who have already approved the label. The State of Kentucky has approved the label and we removed it from their restriction list. So they are A1 complete state. And we look as I said over the next two weeks to six weeks to close in on all of the states.

Kevin Ellich

Okay, sounds good. Thanks guys.

Operator

As a reminder, if you would like to ask a question, please press "*" then "1." Our next question comes from Gerry Sweeney with ROTH Capital. Please go ahead.

Gerry Sweeney

Good afternoon, Loretta and Tom. Thanks for taking my question.

Tom Chesterman

Good afternoon. What can we do for you?

Gerry Sweeney

I want to talk a little bit about…you talked about the promotional costs. Can you maybe segment how much they were and are they going to continue, I imagine there is always going to be some type of the promotional site going on, but as you get more and more green with more distributors et cetera, it’s likely to decline. But anyway you can give a little bit more information on that front?

Tom Chesterman

Yes we have…as we’ve begun this launch this year, we’ve tried a number of different promotion types. We’ve tried providing the…one of the easiest ways of getting a PMP to try it as to say we will give us your hardest infestation and we’ll give you a month or two free, and then you can…if it’s working, you can continue. We’ve also done a buy one get one free area, so a number of different promotions that we try. The fact of the matter is that the…this is such a novel approach that there isn’t the ideal playbook for what the promotion should be. In this past quarter, our promotion cost or in fact it’s probably easier to do it just from a year-to-date standpoint.

Taking all of the promotions together from a year-to-date has been perhaps a little bit higher than usual, it is been running a little bit less than 20% gross to net, but that’s…and I am not sure that’s going to continue with that same high rate because as Loretta mentioned, we’re moving into a different type of a sale as we look at some of these corporate accounts that are driving things for reasons beyond just the initial cost. They’re looking at the overall cost of a program and the sustainability of it et cetera. So I don’t know whether that’s going to continue, we will continue trying different things and that’s the most guidance I can give you on that.

Gerry Sweeney

Okay, great. And then just staying on the…maybe on the margin side, you talked about making process improvements et cetera. And historically, I believe this may be incorrect and please correct me if I’m wrong. You are targeting maybe gross margins around 50% plus. Is there any substantial change to that number with the work you’ve done on the manufacturing process or is this a little bit more just the tweaking and being process controls, quality control, et cetera?

Tom Chesterman

No, I think we are continuing on a trend of improvement…a very good trend of improvement. I think that that’s as a target for gross margins that’s still quite valid; in fact, we may be able to exceed that. There are a number of different parts of the production process that we’ve gotten improved in term…bait [ph] size is one that we mentioned. The QC program is still fairly intensive and we’ve looked at ways of streamlining that, and the cost of materials. Some of our active ingredients and other ingredients are also coming down as we learn how to work that system better. So I still think that’s a good number for our target and, in fact, I think we may be able to increase that number.

Gerry Sweeney

Okay. And then Loretta this may be more for you on the mice data and working on that front. Any idea as how long that would take or potentially get that registered for use with mice?

Loretta Mayer

I had gone mute, sorry. Thank you, Gerry. Yes, Cheryl is going to be EPA tomorrow, and we have two options. First option is to ask the EPA to add mice to our label which means we have to provide a data set which we have. The other option would be to decide that we wanted to develop a separate product for mice, another with a product that would have a smaller bait box that would be used differently. The reality is we will know after this week what the EPA would suggest for us and we’ve been so successful following their suggestions that that is our strategy to move forward. I am kind of a riverboat gambler and I would bet we are going to add it to the label because frankly if that box is out there and no rats have gone into it and you have mice instead of rats they’re going to go into the box. So that’s [multiple speakers] working at.

Gerry Sweeney

When you add mice's label, it is same across the board, right. So no restricted use, toxicity et cetera, et cetera. So it’s just…hey, you can use it with mice?

Loretta Mayer

Right, exactly. And we do have a lot of customers where they say we don’t have rats, but we have mice. So then we would be able to say to them our product is also approved for mice. And currently, I cannot say that because it’s not approved for mice, but that’s a much faster runway than a new mount [ph].

Gerry Sweeney

Can I…with the understanding of maybe some regulatory issues around this question. But I’m assuming that you get similar results with mice as in rats, any distinguishable difference good or bad or different?

Loretta Mayer

No, it definitely maintains a very high efficacy. Mice are more susceptible and mice really love it. So they take less and again, going forward, these are the kinds of things our customers will help us with. And as the voice of the customer says, look, we just need some small boxes because they never empty a whole [indiscernible] because they’re mice, they don’t drink that much. Well, that makes a great deal of sense, of course. But no, it’s exactly the same as the product for rodent [ph].

Gerry Sweeney

Okay. I assumed that, I just wanted to make sure. And then not to beat a dead horse here. But just going back, if you add it to the label is this…that the EPA says, they added to the label, is there a process with the states, maybe similar to…maybe removing the restricted use label or is it a pretty quick clean process?

Loretta Mayer

It’s the exact same process, they add it to the label, we had the label approved by the EPA, and we then send the stamped approved label to all the states. They accept the label and then since there was no restricted use you don’t have that secondary…

Gerry Sweeney

Secondary…

Loretta Mayer

…regulatory term, yes.

Gerry Sweeney

Got it. Perfect. Great, I really appreciate it. Thank you for taking my call…questions. Sorry.

Loretta Mayer

Our pleasure.

Operator

I would now like to turn the call over to Robert Blum for any questions from the web.

Robert Blum

Yes, guys. We have a couple of questions here and a few have already been answered. Tom, this one I think you touched on a bit already, but anything you care to add on the discussion of net sales numbers. How much of that was sort of the giveaway of any free months and promotions?

Tom Chesterman

Yes, I think we’ve already covered that one.

Robert Blum

Okay. Next couple of questions here relating to guidance, any guidance or expectations for the upcoming quarter or goals that you might have?

Tom Chesterman

Yes, we do not as a policy provide guidance yet. Frankly, the data points aren’t sufficient to give us an absolute predictable level to provide to the street. So we do not provide future guidance at this time.

Robert Blum

Alright, and one further question here. Could you give us some estimates on what it will cost typical customers to use ContraPest? How much will be continuing maintenance as a percentage of the initial use?

Tom Chesterman

You know that’s a really good question. I think you first have to define what is a typical customer and what we’re finding out is that there is no such thing; every customer is a little bit different their infestation is going to be different. The other thing I think is important to keep in mind here is that ContraPest is most often integrated into a service, it is a product that’s integrated into integrated pest management services provided on a monthly subscription basis primarily. So how it is actually deployed and where and how much it costs and how it’s billed, those are really things that have to be decided in conjunction with and by the pest management professionals that are deploying it out on the field. So, I don’t think we can give a really good no to that. While we will say is that we do believe that based on the fact there is not rebound and the fact that the…it does work, it is efficacious in reducing populations that actually the cost over time may go down of the materials. But that is…again, this is part of an overall service and how that service is packaged by the pest management professionals is really what they do, not what we do.

Loretta, do you have anything else to add to that?

Robert Blum

Loretta?

Tom Chesterman

I guess we’ll move on.

Loretta Mayer

Okay. Yes, I’m not on board with Tom there. I do think one thing that’s really important is when you look at the two separate segments, when you are looking at the pest manager who is selling a service, they do not want to lose that, [technical Difficulty] get down again, I am going to try somebody else. We can help them retain that customer. On the other side of the coin and which is a huge savings to the PMP. On the other side of the coin for the customer, the customer in some cases if they have a certain environmental sensitivity, they really don’t care what it costs. And I mean, of course, within bounds, you’ve got to be within your budget, but to watch it go down because it’s very simple, if a rat eats it, it won’t reproduce, if it doesn’t reproduce, there are fewer rats. As you have fewer rats, you use less products, unless you have a massive invasion from your neighbor next door who is a garbage truck company or something. So I think it’s just…it’s very simple in the mind this is how it works. And as we grow, we can go from the very simple common sense to the nut and bolt and population models and value models over time that are really founded in serious evidence based results. Thank you, Robert.

Robert Blum

Alright. Thank you, Loretta. And it appears we have no further questions at this time. So Loretta, any closing remarks that you might have?

CONCLUSION

Loretta Mayer

Well, thank you, Robert. It’s really a pleasure to be on these calls for me. We appreciate the continued interest and time. And I want to say that we are all in this together, our employees, our users, our investors, the planet, our customers. And we would encourage you to help us by visiting our website and giving us any feedback because again it’s the voice of a customer, the voice of the reader, the voice of the investor that helps that rising tide to lift our boats. So we think that this carries quite a responsibility and a need for continued learning and I want to thank everyone for being with us today. Robert?

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.